Date: December 4, 2015
Mr. Robert Harrer
928 Tennis Avenue
Ambler, PA 19002

Re: Separation Agreement

Dear Robert:

As you and I have discussed, it is your desire to move to the next step in your career, and we share your desire to work out the terms of your separation from Innophos. Speaking for myself and the Board of Directors, we have enjoyed working with you and you have brought great insight and value to the Company. You have also agreed to assist your interim successor and in the year-end 2015 financial results closing process, which is much appreciated.

This letter summarizes manner in which the Company and you agree to implement your November 13, 2014 Executive Employment Agreement (“EEA”) under the circumstances of your departure from Innophos:

1.	You will resign as Chief Financial Officer on December 4, 2015 and your agreed separation date as an employee of the Company will be December 31, 2015.

2.
Following your separation date, the Company will pay you 12 months’ salary at your current base salary rate, payable monthly at the normal payroll cycle, and one year’s annual bonus, under the Short Term Incentive Plan (“STIP”) at target in the amount of 55% of your base salary, payable in approximately March 2017. You will be entitled to payment of any unreimbursed business expenses in accordance with applicable Company policies, and any accrued and unpaid vacation and sick days. Your Welfare Benefit Plans will continue through December 2016, unless you earlier notify Innophos that you have secured alternative coverage.

With regard to the 2015 STIP, to the extent other Leadership Team members are entitled to a pay-out you will be entitled to the same terms, with your “P factor” being calculated at target, payable at the same time as other Leadership Team members.

3.
Your existing grants under the Company’s Long Term Incentive Plan (“LTIP”), with reference to your target percentage, will vest on an accelerated basis in accordance with the EEA: (1) 2015 and 2016 will be deemed at target for the 2014 LTIP grant, resulting in an overall 106% award for performance shares and 100% of granted restricted shares and options; and (2) 2015 and 2016 will be deemed at target for the 2015 LTIP grant, resulting in an overall award of 66.67% for performance shares, restricted shares and options (1/3 of the award being beyond the accelerated vesting period).

4.	You will not be entitled to any additional compensation under the EEA or otherwise, whether or not there may be a subsequent Change in Control transaction, as defined in the EEA.

5.
You will continue to refer all investor calls for handling by Mark Feuerbach or me, and not engage in discussions with the external business or investor communities, except in accordance with accurate messages to which you and the Company agree in writing.

6.
You and the Company have reached agreement on the text of a press release and a Form 8K (attaching the press release and this Separation Agreement, and describing the terms of your separation in requisite detail), which will be filed within the requisite time.

7.	Both you and the Company waive any applicable notice period under the EEA or otherwise.

8.	You will sign the Release attached to your EEA as a condition to the effectiveness of this Separation Agreement (forwarded separately).

9.
In all other respects not inconsistent herewith, you and the Company agree that upon the complete performance of this Separation Agreement all obligations to one another under the EEA and otherwise have been fulfilled.

Robert it has indeed been a pleasure working with you, and I wish you the best in the future.

Very truly yours,

/s/Randolph Gress

Randolph Gress
Chairman, CEO and President
Innophos Holdings, Inc.

Acknowledged and agreed

/s/ Robert Harrer
Robert Harrer
Date: December 4, 2015

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